November 25,1997

Dr. Fred Sterzer, President
MMTC, Inc.
12 Roszel Road, Suite A-203
Princeton, NJ 08540

RE: Amendment to the License Agreement between MMTC, Inc. ("MMTC ") and Cheung Laboratories, Inc. ("CLI") dated August 23, 1996 as extended April 11, 1997.

Dear Dr. Sterzer:

          Based upon our conversations and prior negotiations, I understand that MMTC has agreed to amend the above referenced License Agreement as follows:

         a. The "Licensed Patents" listed an Appendix I shall include U.S. Patent 5,149,198 dated September 22, 1992 (Sterzer - Temperature-Measuring Microwave Radiometer Apparatus) and 5,688,050 dated November 17, 1997 (Sterzer - Temperarture-Measuring Microwave Radiometer Apparatus) (the "New Patents"). The parties agree that any CLI rights to the New Patents will be limited to the "Field", as defined in the Agreement. In order to maintain rights to the New Patents, CLI must fund research and development work by MMTC in an amount of (Confidential Treatment Requested) per month commencing December 1, 1997. Such research and development work will initially consist of incorporating the radiometer technology into the balloon catheter device. If such work is completed within a one year period, then the funded research and develop work may be used, upon the mutual agreement of MMTC and CLI, for additional phantom studies or animal studies to demonstrate the validity of the technology. If CLI funds such research and development activities for 12 months, its rights to the New Patents shall be the same as its rights to other Licensed
         Patents and its research and development funding obligation shall cease.

         b.    Section 3.2 is amended to read as follows:

3.2 CLI shall meet the following  development milestones by the specified date:


        (i) to file Investigational Device Exemption(IDE) within 2 months after completion of necessary animal safety data from the animal study performed at Montefiore Medical Center, however no later than June 30, 1998; or

       (ii)        to  commence a clinical  safety  trial with not less than ten
                   (10) patients (or as required by FDA) within 60 days upon receipt of IDE approval from the FDA and upon the investigator receiving Internal Review Board (IRB) approval as required by his medical facility, however no later than July, 31, 1998; thereafter

      (iii) to commence clinical efficacy trial within 60 days upon receipt of further IDE approval to do such and approval by the investigational site's IRB to do such, however no later than October 31, 1998.



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         c.    Section  9.2(iii)  is  replaced  in the  entirety  and to read as follows:

               9.2(iii) CLI shall purchase product liability insurance for the protection of MMTC, its directors, officers, agents and employees, that, in the absolute and unreviewable discretion of MMTC, is satisfactory to MMTC in the amount of not less than (Confidential Treatment Requested) for product liability. CLI shall have said product liability coverage in effect prior to the first human patient being treated with the herein technology of this agreement. This representation is a condition precedent to the effectiveness of this Agreement. Liability should cover long-term complaits by patients after the treatment and on other personnel involved directly or indirectly with operations of the equipment, even if the agreement is no longer in force.

         d.    Section  12.6 is replaced in the entirety and to read as follows:
         Section 12.6 CLI shall raise by public/or private offering of its stock (Confidential Treatment Requested) in funds by March 31,1998. If CLI does not realize or obtain the (Confidential Treatment Requested) in funds by said date, MMTC shall at its option, terminate this agreement and shall be allowed to retain any and all funds received by MMTC from CLI. The registration statements or prospectuses or any other papers written in connection with such public/or private offering shall not refer by name to MMTC or any of its directors, officers, agents, or employees unless agreed to by MMTC.

The foregoing sets forth your understanding of the extensions and amendments to the Agreement, please countersign this letter in the space provided below.

          CHEUNG LABORATORIES, INC.                          MMTC, INC.

          By /s/Spencer J. Volk                         By /s/Fred Sterzer
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          Spencer J. Volk, President                    Fred Sterzer, President
          November 25, 1997


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